Exhibit 99.1

Semtech Announces Fiscal Year 2009 Second Quarter Results

  Record Q2 revenue
  16% year over year revenue growth
  Book to Bill above one
  46% year over year GAAP EPS growth

CAMARILLO, Calif.--(BUSINESS WIRE)--August 20, 2008--SEMTECH CORPORATION (NASDAQ: SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today reported un-audited financial results for its second quarter of fiscal year 2009 that ended July 27, 2008.

Net revenues for the second quarter of fiscal year 2009 were $78.0 million, up 16 percent from the second quarter of fiscal year 2008 and up 5 percent when compared to the first quarter of fiscal year 2009.

Net income for the second quarter of fiscal year 2009, computed in accordance with U.S. generally accepted accounting principles (GAAP), was $11.7 million or 19 cents per diluted share. GAAP net income was $9.0 million or 13 cents per diluted share in the second quarter of fiscal year 2008 and was $8.1 million or 13 cents per diluted share in the first quarter of fiscal year 2009.

Gross profit margin for the second quarter of fiscal year 2009 was 54.9 percent compared to 55.2 percent in the second quarter of fiscal year 2008 and 54.8 percent in the first quarter of fiscal year 2009.

Non-GAAP net income for the second quarter of fiscal year 2009 was $15.4 million or 25 cents per diluted share. Non-GAAP net income was $12.5 million or 18 cents per diluted share in the second quarter of fiscal year 2008 and was $13.4 million or 22 cents per diluted share in the first quarter of fiscal year 2009.

Non-GAAP gross profit margin for the second quarter of fiscal year 2009 was 55.4 percent. Non-GAAP gross profit margin for the second quarter of fiscal year 2008 was 55.4 percent and 55.3 percent in the first quarter of fiscal year 2009.

Non-GAAP results exclude the impact of stock based compensation, the amortization of acquisition-related intangibles, expenses and a recovery settlement associated with the now settled litigation against an insurer, the gain on sale of an unused parcel of land, certain restructuring expenses, and expenses related to the Company’s now completed investigation into its historical stock option practices and now completed restatement of past financial statements. Non-GAAP results also exclude the impact of ongoing stock option related matters including an inquiry by the SEC, a federal grand jury subpoena, and derivative and class action litigation.

Operating expenses for the second quarter of fiscal year 2009 include approximately $0.4 million related to the informal SEC inquiry, the grand jury subpoena, the derivative and class action litigation, and other matters related to historical stock option practices. In the first quarter of fiscal year 2009 these expenses were approximately $0.1 million.

Semtech had $239.8 million of cash, cash equivalents and marketable securities as of July 27, 2008, which was up from $229.2 million at the end of the first quarter of fiscal year 2009 despite repurchasing approximately $10 million or 0.7 million shares of its common stock under a program previously authorized by the board of directors.

New orders exceeded shipments, resulting in a book-to-bill ratio above one. Orders were strongest within the computing and high end consumer markets.

Mohan Maheswaran, Semtech’s President and Chief Executive Officer, commented, “Semtech had an outstanding Q2 performance resulting in record Q2 revenues, year over year revenue growth of 16% and annual earnings growth almost 3 times the rate of revenue growth. This is the 4th consecutive quarterly revenue record and demonstrates that our execution has dramatically improved. I expect to see continued earnings acceleration as our new platforms gain traction.”

The results announced today are preliminary, as they are subject to customary quarterly review procedures by the Company’s independent registered public accounting firm. As such, these results are subject to revision until the Company files its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2009.

Third Quarter Outlook

As announced in a press release dated August 5, the company was impacted by a fire late last month which took place in its fabrication facility based in Reynosa, Mexico. Accordingly, the company anticipates shipments and earnings to be negatively impacted during the third quarter of fiscal year 2009. Revenues from the Power Discrete business unit will be negatively impacted by approximately one million dollars and the impact on earnings per fully diluted shares is currently estimated at one to two cents for the third quarter of 2009.

Despite this set-back, Semtech estimates net sales for the third quarter, which ends October 26, 2009, will be flat to up 4 percent. GAAP earnings for the third quarter of fiscal year 2009 are expected to be 17 to 19 cents per diluted share.

Non-GAAP earnings for the third quarter are expected to be 23 to 25 cents per diluted share. Non-GAAP earnings for the third quarter are prior to stock-based compensation expense, amortization of intangibles, and certain legal expenses.

About Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements prepared in accordance with GAAP, this release includes a non-GAAP presentation of gross profit, net income and earnings per diluted share. All of these non-GAAP measures exclude stock-based compensation, acquisition related amortization of intangibles, and other items detailed above. These non-GAAP measures are provided to enhance the user's overall understanding of the Company's comparable financial performance between periods. In addition, the Company's management generally excludes such items in managing and evaluating the performance of the business. A further discussion of these non-GAAP financial measures can be found above. Reconciliations of GAAP results for the second quarter and six months of fiscal years 2009 and 2008 appear with the financial statements later in this release. These additional financial measures should not be considered substitutes for any measures derived in accordance with GAAP and may be inconsistent with similar measures presented by other companies.

Forward-Looking and Cautionary Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results and events to differ materially from those projected. Forward-looking statements should be considered in conjunction with the cautionary statements contained in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2008, in the Company’s other filings with the SEC, and in material incorporated therein by reference. Forward-looking statements should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, computing, communications and industrial equipment. Products are designed to benefit the engineering community as well as the global community. The company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC. For more information, visit http://www.semtech.com.

SEMTECH CORPORATION GAAP CONSOLIDATED STATEMENTS OF INCOME (Table in thousands - except per share amount)

	Three Months Ended		Six Months Ended
	July 27,	July 29,	July 27,	July 29,
	2008	2007	2008	2007
	Q2 2009	Q2 2008	(Unaudited)	(Unaudited)
	(Unaudited)	(Unaudited)

Net sales	$77,960	$67,048	$152,404	$127,614
Cost of sales	35,165	30,058	68,818	57,371
Gross profit	42,795	36,990	83,586	70,243

Operating costs and expenses:
Selling, general and administrative	18,787	17,943	37,408	36,124
Product development and engineering	10,434	10,581	21,506	20,586
Acquisition related items	273	275	545	551

(Insurance recovery) litigation legal expenses, net	-	324	-	499
Restructuring charge	140	-	2,310	-

Total operating costs and expenses	29,634	29,123	61,769	57,760

Operating income	13,161	7,867	21,817	12,483

Interest and other income, net	1,241	3,542	2,980	9,257

Income before taxes	14,402	11,409	24,797	21,740
Provision/(credit) for taxes	2,738	2,387	5,056	4,787

Net income	$11,664	$9,022	$19,741	$16,953

Earnings per share:
Basic	$0.19	$0.13	$0.32	$0.24
Diluted	$0.19	$0.13	$0.32	$0.24

Weighted average number of shares:
Basic	61,839	66,984	61,278	69,687
Diluted	62,584	68,844	62,135	71,212

SEMTECH CORPORATION CONSOLIDATED BALANCE SHEETS (Table in thousands)

	July 27,	January 27,
	2008	2008
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$201,137	$172,889
Temporary investments	34,609	36,142
Receivables, less allowances	38,226	33,609
Inventories	35,258	28,902
Deferred income taxes	4,078	4,350
Other current assets	9,800	16,326
Total Current Assets	323,108	292,218

Property, plant and equipment, net	31,814	30,569
Long-term investments	4,027	4,366
Other assets	6,780	6,986
Goodwill	32,418	32,418
Other Intangibles	2,636	3,182
Deferred income taxes	25,277	26,307
Total Assets	$426,060	$396,046

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$21,391	$13,922
Accrued liabilities	17,460	19,477
Deferred revenue	2,013	1,466
Deferred income taxes	1,501	1,501
Income taxes payable	268	290
Total Current Liabilities	42,633	36,656

Other long-term liabilities	6,757	7,169
Accrued Taxes	3,488	3,400
Deferred income taxes - Non Current	111	111

Shareholders’ equity	373,071	348,710
Total Liabilities & Equity	$426,060	$396,046

SEMTECH CORPORATION Supplemental Information - Notes to Consolidated GAAP Statements of Income (Table in thousands - except per share amounts)

	Three Months Ended		Six Months Ended
	July 27,	July 29,	July 27,	July 29,
	2008	2007	2008	2007
Stock Option Expense	Q2 2009	Q2 2008	(Unaudited)	(Unaudited)
Cost of sales	$382	$187	$786	$497
Selling, general and administrative	3,010	2,662	6,383	4,092
Product development and engineering	1,039	1,101	2,084	1,835
Total stock-based compensation	$4,431	$3,950	$9,253	$6,424

SEMTECH CORPORATION Financial bridge – GAAP to Non-GAAP Statements of Income (Table in thousands - except per share amounts) RECONCILIATION OF GAAP TO NON-GAAP GROSS PROFIT:

	Three Months Ended		Six Months Ended
	July 27,	July 29,	July 27,	July 29,
	2008	2007	2008	2007
	Q2 2009	Q2 2008	(Unaudited)	(Unaudited)
	(Unaudited)	(Unaudited)

Gross profit, as reported (GAAP)	$42,795	$36,990	$83,586	$70,243

Adjustments to GAAP gross profit:
Stock-based compensation expense	382	187	786	497

Non-GAAP Gross profit	$43,177	$37,177	$84,372	$70,740

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME: (Table in thousands - except per share amounts)

	Three Months Ended		Six Months Ended
	July 27,	July 29,	July 27,	July 29,
	2008	2007	2008	2007
	Q2 2009	Q2 2008	(Unaudited)	(Unaudited)
	(Unaudited)	(Unaudited)

Net Income, as reported (GAAP)	$11,664	$9,022	$19,741	$16,953

Adjustments to GAAP net income:
Acquisition related items	273	275	545	551
Insurance related legal expenses	-	324	-	499
Option and restatement related expenses	435	875	490	2,951
Stock based compensation expense	4,431	3,950	9,253	6,424
Land Sale	-	-	-	(1,300)
Restructuring cost	140	-	2,310	-
Associated tax effect	(1,509)	(1,929)	(3,529)	(2,967)

Net Income on a Non-GAAP basis	$15,434	$12,517	$28,810	$23,111

Diluted GAAP earnings per share	$0.19	$0.13	$0.32	$0.24
Adjustments per above	$0.06	$0.05	$0.14	$0.08
Diluted non-GAAP earnings per share	$0.25	$0.18	$0.46	$0.32

CONTACT:
Semtech Corporation
Todd German, Investor Relations, 805-480-2004